Exhibit 99.1

Implant Sciences’ Lender Increases Credit Line
and Extends Credit Agreements

WILMINGTON, MA — (BUSINESS WIRE) — April 23, 2010 — Implant Sciences Corporation (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security markets, today announced that its senior secured investor, DMRJ Group LLC, has agreed to increase Implant Sciences’ line of credit from $5,000,000 to $10,000,000 and extend the maturity of all of Implant Sciences’ indebtedness from June 10, 2010 to September 30, 2010.  Implant Sciences’ total indebtedness to DMRJ, including all principal and accrued interest, now stands at approximately $12 million.

Glenn Bolduc, CEO of Implant Sciences, said, “We are pleased to have this extension, which enables us to continue to focus our efforts on developing and marketing explosive trace detection products to meet the current and emerging threats around the world.”  He added, “DMRJ has been, and continues to be, extremely supportive of Implant Sciences and its initiatives, for which the Company is most appreciative.”

Daniel Small of DMRJ Group, LLC, said, “The world-wide need for proven trace explosive detection devices, such as Implant Sciences’ Quantum SnifferTM QS-H150, which have been successfully deployed in China and India, continues to be increasing, as evidenced in newspaper headlines every day.” He continued, “We are pleased to assist Implant Sciences in their effort to capitalize on the domestic and international demand for cost-effective security systems.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement
This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group by September 30, 2010; if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the U.S. government or by other law enforcement agencies or commercial consumers of security products; our business is subject to intense competition and rapid technological change; the delisting of our common stock by the NYSE Amex has limited our stock’s liquidity and has impaired our ability to raise capital; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Implant Sciences Corporation

Company Contact:
Glenn Bolduc, CEO
978 752-1700
gbolduc@implantsciences.com

Investor Contact:
Aimee Boutcher
973 239-2878
aboutcher@aol.com